EXHIBIT 10.3(a)

                                   	AMENDMENT NO. 1
                                     	 TO THE
                      	AMENDED AND RESTATED SITEL CORPORATION
                         	1995 EMPLOYEE STOCK OPTION PLAN

	            As adopted by the Board of Directors on December 26, 1996


1. The definition of "Fair Market Value" in Section 2(n) of the Amended and Restated SITEL Corporation 1995 Employee Stock Option Ownership Plan is amended to state as follows:

		(n)  "Fair Market Value" shall mean the value of each Share determined as of any specified date as follows:

		     (i)  If the Shares are traded on any recognized United States securities exchange, the value per Share shall be the average of the high and low prices of the Common Stock on such specified date (or, if there are no sales on that day, the last preceding day on which there was a sale) on the principal exchange on which the Common Stock is traded;

		     (ii)  If the Shares are not traded on any United States securities exchange but are traded on any formal over-the-counter quotation system in general use in the United States, the value per Share shall be the average of the high and low prices of the Common Stock on such specified date (or, if there are no such quotations on that day, the last preceding day on which there were such quotations) on the principal system on which the Common Stock is traded; or


       (iii) If neither Paragraph (i) nor (ii) applies, the value per Share shall be determined by the Plan Administrator in good faith, based on uniform principles consistently applied, as an estimate of the value per Share a willing purchaser would pay a willing seller with both parties having full knowledge of all relevant material facts. Such determination shall be conclusive and binding on all persons.